Exhibit 23.1

CONSENT LETTER

We hereby consent to the inclusion in this Registration Statement on Form S-1 and related prospectus, of our report dated March 31, 2025, with respect to the financial statements of Mobile Global Esports, Inc. for the years ended December 31, 2024 and 2023.

We also consent to the reference to our firm under the caption “Experts”.

/s/ Mercurius & Associates LLP

Mercurius & Associates LLP

New Delhi, India

February 12, 2026